Exhibit 10.19

February 9, 2022

Jonathan Kaufman PhD

CEO

Lipella Pharmaceuticals Inc.

7800 Susquehanna St, Suite 505

Pittsburgh, PA 15208

Dear Jonathan,

This letter agreement (this “Agreement”) will confirm the understanding and agreement between Young & Partners LLC (“Young & Partners”) and Lipella Pharmaceuticals Inc. (the “Company”) as follows:

1.	The Company hereby engages Young & Partners to pursue a Partnering Transaction as defined below, which is intended to focus primarily on licensing, joint venture, and/or partnership opportunities involving the Company’s technologies. Young & Partners will provide the following services on behalf of the Company upon its request: (i) assist the Company in evaluating the merits and challenges of the options for a Partnering Transaction; (ii) review the Company’s presentation and other relevant materials that are required to support pursuing a Partnering Transaction and provide feedback on ways to more persuasively present the Company’s Partnering Transaction opportunity to the third parties; (iii) assist the Company in preparing a written description for distribution to potential parties to a Partnering Transaction describing the Company and its technology, if necessary; (iv) identify and approach potentially interested parties and, with the Company’s assistance, describe the technology to these parties; (v) assist in the negotiation of terms of an agreement that represents a Partnering Transaction.

2.	As compensation for the services rendered by Young & Partners hereunder, the Company shall pay Young & Partners as follows:

(a)	The Company will pay Young & Partners $10,000 per month, to be paid at the beginning of each month commending the date of this Agreement, for each month for the first four months and $5,000 per month for each month thereafter. The retainers will be credited against the Success Fee, if any.

(b)	The Company will pay Young & Partners a Success Fee for each Partnering Transaction (or agreement to enter into a Partnering Transaction) entered into by the Company during the term of this Agreement or within 12 months after the end of the term of this Agreement in an amount equal to the greater of (a) five percent (5%) of the Transaction Value, and (b) US$500,000 (each, a “Partnering Transaction Success Fee”).

3.	The Company shall:

(a)	make available to Young & Partners all information concerning the business, assets, operations, financial condition and prospects of the Company related to a potential Partnering Transaction which Young & Partners reasonably requests in connection with the performance of its obligations hereunder. All such information provided by or on behalf of the Company shall be complete and accurate and not misleading for the purpose for which it is intended, and Young & Partners shall be entitled to rely upon the accuracy and completeness of all such information without independent verification. The Company represents that it has and will provide Young & Partners with complete information on its technologies, intellectual property, market estimates, regulatory plans and discussions, as well as any business and strategic plans related to the Partnering Transaction. The Company shall continue to advise Young & Partners regarding any material developments or matters relating to the Company which occur during the term of Young & Partners’ engagement hereunder.

(b)	reimburse Young & Partners for its Company expenses incurred in connection with its engagement hereunder with respect to the services to be rendered by it. Young & Partners anticipates that these expenses will be modest and consist primarily of travel expenses, if any. Any individual expense item above $500 can only be incurred with the prior written approval and sole discretion of the Company.

4.	The following definitions shall apply:

(a)	A “Partnering Transaction” means, whether in one or a series of transactions and whether effected directly or indirectly, a license, acquisition, strategic alliance, joint technology development or joint product development arrangement, distribution agreement or other partnering or collaboration transaction between the Company and a third party, including without limitation any transaction or agreement between the Company and any third party that involves the right of such third party to commercially exploit all or a defined portion of the Company’s technologies or other proprietary rights of the Company or that involves the right of the Company to commercially exploit all or a defined portion of such third party’s proprietary rights.

(b)	“Transaction Value” includes cash, equity securities, the fair market value of revolving credit facilities, straight and convertible debt instruments or other obligations, and any other form of payment, promise to pay, or assumption of obligations made to or by the Company or its security holders in connection with the Partnering Transaction. Any of the consideration to be received or paid by the Company or its security holders in connection with the Partnering Transaction that is contingent upon future events will be calculated for purposes of the Success Fee at the earlier (at Young & Partners’ sole discretion) of the receipt or payment of such contingent consideration and the time that the value of such contingent consideration can be determined, provided that any amounts held in escrow will be deemed to have been paid at the closing of the Partnering Transaction.

5.	The Company shall:

(a)	indemnify Young & Partners and hold it harmless against any and all losses, claims, damages or liabilities to which Young & Partners may become subject arising in any manner out of or in connection with the rendering of services by Young & Partners hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the gross negligence, bad faith, or willful misconduct of Young & Partners.

The Company agrees that the indemnification commitments set forth in this paragraph 5 shall apply if Young & Partners is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee, consultant or agent of Young & Partners (each, with Young & Partners, an “Indemnified Person”).

6.	The Company and Young & Partners agree that if any indemnification sought pursuant to the preceding paragraph 5 is judicially determined to be unavailable for a reason other than the gross negligence, bad faith or willful misconduct of Young & Partners, then, whether or not Young & Partners is the Indemnified Person, the Company and Young & Partners shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Young & Partners on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, as well as the relative faults of the Company on the one hand, and Young & Partners on the other hand; provided, however, that in no event shall the amount to be contributed by Young & Partners pursuant to this paragraph exceed the amount of the fees actually received by Young & Partners hereunder.

7.	Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Young & Partners shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Young & Partners determines to have a need to know.

8.	Except as required by applicable law, any advice to be provided by Young & Partners under this Agreement shall not be disclosed publicly without the prior approval of Young & Partners, and also that any advice to be provided by Young & Partners under this Agreement shall not be relied upon by any person or entity other than the Company.

9.	The term of Young & Partners’ engagement hereunder shall extend from the date hereof until terminated as set forth below. Subject to the provisions of paragraphs 2 through 13, which shall survive any termination of this Agreement, either party may terminate Young & Partners’ engagement hereunder at any time after the first three months by giving the other party at least 10 days’ prior written notice.

10.	The Company agrees that, only with specific written approval of the Company, Young & Partners has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

11.	Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Young & Partners hereunder. The Company further agrees that neither Young & Partners nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by Young & Partners hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of Young & Partners.

12.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

13.	This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Company and Young & Partners hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the Federal Courts located in the City of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company and Young & Partners further agree that service of any process, summons, notice or document by mail to Young & Partners’ address or the Company’s address, respectively, set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company or Young & Partners in any such court. The Company and Young & Partners hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the Federal Courts located in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Company and Young & Partners expressly and irrevocably waive right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement.

If the foregoing correctly sets forth the understanding and agreement between Young & Partners and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

YOUNG & PARTNERS LLC 535 Fifth Avenue, 4th Floor New York, New York 10017

By:	/s/ Peter Young
CEO

AGREED:

Lipella Pharmaceuticals Inc.

By:	/s/ Jonathan Kaufman
Name: Jonathan Kaufman PhD
Title: CEO